Exhibit 99.1
FOR IMMEDIATE RELEASE

CKX, INC.

Media Contact: Sean Cassidy
212-981-5233

Ed Tagliaferri
212-981-5182
CKX Announces Filing of Registration Statement by
FX Real Estate and Entertainment Inc.
Shares to be distributed to CKX stockholders following
completion of SEC registration process
New York – August 24, 2007 – CKX, Inc. (NASDAQ: CKXE), announced today that FX Real Estate and Entertainment Inc. has filed a registration statement with the Securities and Exchange Commission to register the shares of FX Real Estate and Entertainment common stock that will be distributed to CKX’s stockholders. The plan to distribute the shares was previously announced in connection with CKX’s investment in FX Real Estate and Entertainment’s business and its acceptance of an offer to be acquired by 19X, Inc. for $13.75 per share.
A registration statement relating to FX Real Estate and Entertainment common stock has been filed with the Securities and Exchange Commission. These shares may not be distributed or sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. The distribution will be made only by means of a prospectus. This press release does not constitute and shall not constitute an offer to sell or the solicitation of an offer to distribute or buy, nor shall there be any distribution or sale of such shares in any state or jurisdiction in which such distribution, offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About CKX, Inc.
CKX, Inc. is engaged in the ownership, development and commercial utilization of entertainment content. To date, the Company has focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland, the rights to the name, image and likeness of Muhammad Ali and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively, air in over 100 countries around the world. On June 1, 2007 CKX entered into a merger agreement with 19X, Inc., a private company owned and controlled by Robert F.X. Sillerman, Chairman and Chief Executive Officer of CKX, and Simon R. Fuller, a director of CKX and the Chief Executive Officer of 19 Entertainment Limited, a wholly-owned subsidiary of CKX, that will result in the sale of CKX to 19X at a price of $13.75 per share in cash. For more information about CKX, Inc., visit its corporate website at www.ckx.com.
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